                                  EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (Nos. 333-1955 and 33-8111) and in the Registration Statements on Forms S-8 (Nos. 333-2993, 33-65187, 33-65185, 33-65183, 33-65181, 33-31530, 33-17963, 2-79437 and 2-47905)
of The Goodyear Tire & Rubber Company of our report dated February 2, 1998, except as to Note 20, which is dated November 10, 1998, appearing on page 32 of this Form 10-K/A, Amendment No. 2 to the Annual Report on Form 10-K of The Goodyear Tire & Rubber Company for the year ended December 31, 1997.








/s/PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Cleveland, Ohio
March 18, 1999



                                    X-23.3-1